Exhibit 10.2

(1) Autoliv Inc.
(2) Jonas Nilsson
Mutual Separation Agreement

This agreement regarding termination of employment “the Agreement” is entered into BETWEEN:

(1)	Autoliv, Inc. referred to as “the Company”;
(2)	Jonas Nilsson, personal identification number 710612-5078, referred to as “the Executive”; together referred to as “the Parties”.

1.Background

1.1

The Executive is employed by the Company pursuant to the terms and conditions outlined in the Executive’s employment agreement dated November 15, 2013 (“the Employment Agreement”) and in the indemnification agreement dated November 15, 2013 (“the Indemnification Agreement”).

1.2	The Company and the Executive have agreed on May 18, 2016 (“the Agreement Effective Date”) that the employment of the Executive shall cease on the terms set out in this agreement.
1.3

The Executive shall be released from all duties linked to the Company on the Agreement Effective Date, except for being reasonably available over the phone and email to answer any questions that the Company may have.

1.4

Apart from what is explicitly stated below, this agreement supersedes all earlier oral or written agreements between the Company or any associated company, and the Executive, relating to the employment of the Executive. For the purpose of this agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

1.5

The provisions of this Agreement, including for the avoidance of doubt section 5.6 below, shall not waive or terminate any rights to indemnification Executive may have under the Company’s Restated Certificate of Incorporation, Restated Bylaws or the Indemnification Agreement between the Executive and the Company.

2.Termination of the Employment

2.1	The Executive’s employment with the Company shall cease six (6) calendar months after the Agreement Effective Date (“the Termination Date”).

3.Compensation

3.1	The Executive shall be entitled to his monthly base salary, pension contribution, company car, health insurance and mobile phone until the Termination Date.
3.2

Not later than 6 weeks following the Termination Date, the Company shall pay a lump-sum severance payment to the Executive equal to 1.5 times the Executive’s annual base salary (“the Severance Pay”). The payment does not constitute any form of pension entitlement or right to vacation pay.

3.3

The Executive shall be eligible for Short Term Incentive (“STI”) during the fiscal year 2016 in line with the rules and principles of the STI program. The payment shall be pro-rated by multiplying with a fraction, the numerator of which is the number of days between January 1, 2016 and the Agreement Effective Date, May 18, 2016 and the denominator of which is 365.

3.4	The Company shall reimburse the Executive for the annual schooling fee in Gothenburg for up to two kids for the education year 2016-2017.
3.5	The Company shall provide an annual Health Check-up for the Executive and his spouse in line with the Company’s applicable practices.
3.6

The Company shall provide the Executive with an outplacement service to be agreed before the Termination Date. The scope, service provider and the cost for the outplacement service are to be approved by the GVP, Human Resources.

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3.7	The Company shall withhold income tax for all the compensation components and in addition thereto pay any statutory social security charges, as applicable.
3.8	Not later than the month following the Termination Date, the Company shall pay any vacation pay accrued until the Termination Date.

4.Undertakings

4.1

The Executive has an obligation of loyalty that follows by an employment relationship. Accordingly, the Executive has a duty to be loyal to the Company until the Termination date and thus carry out, inter alia, the remaining tasks and assignments the Executive is instructed to carry out as well as not being engaged in any business competing with the Company or its associated companies.

4.2

The Executive will continue to be bound by the confidentiality undertaking under section 8 under the employment agreement. The Executive is thereby not allowed to in any way disclose sensitive or other confidential information regarding the Company or any of its associated companies to any other company or individual not employed by the Company or any of its associated companies. This confidentiality undertaking is not limited in time. The Executive also recognises that he will adhere to section 14 of the employment agreement regarding intellectual property rights.

4.3

To avoid any misunderstandings, the Company hereby releases the Executive from the non-competition obligation under section 13 of the employment agreement. The Company will thereby have no obligation to pay the compensation outlined under section 13 of the employment agreement.

5.Other Issues and Final Settlement

5.1

The executive participates in Autoliv, Inc. 1997 Stock Incentive Plan (“Incentive Plan”). The parties agree that the Executive’s entitlement under the incentive plan will be handled in accordance with the rules and regulations prescribed by the incentive plan. With reference to the rules of the plan, the parties note that all of the Executive’s Restricted Stock Units and Performance Shares promised but not vested will not vest and shall be forfeited as of the Termination Date. The Parties further note that the Executive’s already vested Options, if any, will remain exercisable for three (3) months after the Termination Date.

5.2	The Parties agree that the Executive shall have no priority rights to re-employment.
5.3

The separation between the Executive and the Company is based on mutual trust and the parties agree that they shall use their best endeavours to act in a fair and considerate way regarding all issues relating to this separation, including internal and external communication and other practical matters that have to be resolved as consequence of this separation. The parties have further agreed to keep the contents of this agreement confidential other than such disclosures that are required to comply with applicable securities laws in the U.S. or Sweden.

5.4

On the date the Executive is released from all duties, the Executive shall return to the Company all keys, credit cards, documents, laptop computer and all other property which the Executive may have in his possession and which belongs to the Company or its associated companies except the mobile phone and company car.

5.5

The Executive shall resign from all board of directors or similar directorship in the Company or in any other associated companies latest on the date the Executive is released. The Executive acknowledges that he has no claim whatsoever outstanding against either the Company, its associated companies or any of their respective officers, directors and employees in connection with the position as director. To the extent that any such claim exists or may exist, the Executive irrevocably waive such claim and release the Company, its associated companies and each of their respective officers, directors and employees from any liability whatsoever in respect of such claim.

5.6

Through the signing of this agreement and the fulfilment of the provisions herein, all unsettled matters between the parties shall be deemed to be finally settled and the Executive shall have no claims against the Company or any of its associated companies as regards salary, vacation pay, bonus, pension contributions, damages or otherwise.

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6.Governing Law and disputes

This agreement shall be governed by and construed in accordance with the laws of Sweden.

This agreement has been duly executed in two original copies, of which each of the parties has taken one copy.

Place; Stockholm, Sweden

Date; May 31, 2016

On behalf of Autoliv, Inc.	The Executive

/s/ Karin Eliasson	/s/ Jonas Nilsson
Karin Eliasson	Jonas Nilsson
GVP, Human Resources

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